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                                                                 EXHIBIT 5.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this amendment to the Registration Statement of Petro-Canada on Form F-9 of our report dated January 29, 2003 relating to the consolidated financial statements of Petro-Canada as at and for the year ended December 31, 2002 (which report expresses an unqualified opinion on the 2002 financial statements and includes an explanatory paragraph concerning the application of procedures relating to certain adjustments of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations), appearing in the Annual Report on Form 40-F of Petro-Canada for the year ended December 31, 2002 and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this amendment to the Registration Statement of Petro-Canada on Form F-9 of our report dated April 16, 2003 relating to the consolidated financial statements of 3908968 Canada Inc. as at December 31, 2002 and for the periods January 1, 2002 to May 1, 2002 and May 2, 2002 to December 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Chartered Accountants

Calgary, Canada
May 14, 2003